Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$56,150	59,494	$0.94

Effect of dilutive securities:
Stock compensation plans	—	563

Diluted EPS:
Net income available to common stockholders	$56,150	60,057	$0.93

Third Quarter 2018	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$55,435	59,011	$0.94

Effect of dilutive securities:
Stock compensation plans	—	700

Diluted EPS:
Net income available to common stockholders	$55,435	59,711	$0.93

Nine Months 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$189,764	59,386	$3.20

Effect of dilutive securities:
Stock compensation plans	—	574

Diluted EPS:
Net income available to common stockholders	$189,764	59,960	$3.16

Nine Months 2018	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$133,179	58,915	$2.26

Effect of dilutive securities:
Stock compensation plans	—	711

Diluted EPS:
Net income available to common stockholders	$133,179	59,626	$2.23